UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2009

Commission File Number: 1-9852

CHASE CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	11-1797126
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

26 Summer Street, Bridgewater, Massachusetts 02324

(Address of Principal Executive Offices, Including Zip Code)

(508) 279-1789

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On December 18, 2009, Chase Corporation (“Chase” or the “Company”) through its wholly owned subsidiary, Chase Protective Coatings Limited, entered into an Asset Purchase Agreement (the “Agreement”) to acquire the full range of ServiWrap pipeline protection products (“ServiWrap”) from Grace Construction Products Limited, a unit of W.R. Grace & Co.    The terms of the Agreement and the consideration paid are further described in Item 2.01.

In conjunction with its acquisition of the ServiWrap pipeline protection products, Chase entered into a three year term loan agreement with RBS Citizens, National Association (“RBS Citizens”), as further described in Item 2.01.

Item 2.01 - Completion of Acquisition or Disposition of Assets

On December 18, 2009, Chase acquired the full range of ServiWrap pipeline protection products from Grace Construction Products Limited, a unit of W.R. Grace & Co. (the “Seller”).  ServiWrap/ServiShield® anti-corrosion systems provide protection for new and refurbished oil, gas and water pipelines in projects around the world.  The acquisition of ServiWrap will complement the portfolio of Chase pipeline protection tapes, coatings and accessories and will extend Chase’s global customer base.  The total purchase price for this acquisition was £5,983,000 (approximately US $9.7 million at the time of acquisition) plus acquisition-related costs.  The purchase was funded through a combination of cash and bank financing.

The assets acquired by Chase include product lines, manufacturing equipment and certain intellectual property rights.  In conjunction with the Agreement, the Seller will assist Chase with the manufacturing of the ServiWrap products over a transitional period.  Beginning on the date of the acquisition through no later than September 30, 2010, the Seller will manufacture the ServiWrap products for their exclusive supply to Chase, while Chase transitions production to its own facility in the UK.

The Company funded this acquisition partly through its available cash on hand and funded the balance through a loan in the amount of $7.0 million from RBS Citizens.  The loan from RBS Citizens (the “Loan”) is an unsecured, three year term note with interest and principal payments due monthly.  Interest is calculated at the applicable LIBOR rate plus a margin of 1.9% per annum, with interest payments due on the last day of each month.  In addition to monthly interest payments, Chase will repay the principal in equal installments of $116,667 each, beginning on January 31, 2010, and on the last day of each month thereafter, ending on December 31, 2012 (the “Repayment Period”).    In any event, on the last day of the Repayment Period, Chase will repay the remaining principal balance plus any interest then due.

The Loan is subject to certain covenants which require Chase to maintain certain financial ratios, including total liabilities to tangible net worth and debt service coverage ratios.  These covenants are consistent with other covenants already in place with respect to the Company’s existing term debt.  Prepayment of the Loan is allowed at any time during the term of the Loan.

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 2.01.

Item 7.01 – Regulation FD Disclosure

On December 18, 2009, Chase Corporation issued a press release announcing its acquisition of the ServiWrap pipeline protection products, a copy of which is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Chase Corporation on December 18, 2009 announcing its acquisition of the ServiWrap pipeline protection products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Chase Corporation

Dated: December 23, 2009	By:	/s/ Kenneth L. Dumas
Kenneth L. Dumas
Chief Financial Officer and Treasurer